Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated September 13, 2024 (except for the fifth paragraph of Note 20, as to which the date is January 22, 2025), with respect to the financial statements of Beta Bionics, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-284147) and related Prospectus of Beta Bionics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California
January 29, 2025